Exhibit 10.10

Execution Version

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of October 17, 2018, (the “Effective Date”) by and between JOSEPH ARMY (the “Executive”) and VAPOTHERM, INC., a Delaware corporation (the “Company”). This Agreement amends and restates in its entirety the employment agreement by and between the Executive and the Company dated July 30, 2012 (the “Prior Agreement”).

WHEREAS, the Company desires to continue to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to continue to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment shall continue until terminated pursuant to Section 5 of this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall continue to serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”). In such position, the Executive shall have such duties, authority and responsibility as determined from time to time by the Board, which duties, authority and responsibility are consistent with the Executive’s position. The Executive shall also continue to serve on the Board through the remainder of his existing director term; provided, however, that following an initial public offering of the Company’s shares, during the Employment Term, the Company agrees to propose to the shareholders of the Company at each applicable annual meeting the Executive’s election as a member of the Board for so long as the Executive remains President and Chief Executive Officer of the Company. The Executive will resign from the Board effectively immediately upon termination of his employment for any reason. The Company may appoint the Executive as an officer or director of any affiliate of the Company, and the Executive will undertake any such roles for no additional compensation.

2.2 Duties. During the Employment Term, the Executive shall devote all of his business time and attention to the performance of the Executive’s duties hereunder, and will not engage in any other business, profession or occupation, for compensation or otherwise, which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent can be withheld by the Board in its discretion), act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization, and (b) purchase or own less than two percent (2%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not unreasonably interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 7 hereof.

Execution Version

3. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office; provided, however, the Executive may be required to travel on Company business during the Employment Term.

4. Compensation.

4.1 Base Salary. During the Employment Term, the Company shall pay the Executive an annual rate of base salary of $400,000 in periodic installments in accordance with the Company’s customary payroll practices. The Executive’s base salary shall be reviewed at least annually by the Compensation Committee and the Compensation Committee may, but shall not be required to, increase (but not decrease) the base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2 Annual Bonus.

(a) For each complete calendar year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”), with a target amount equal to one hundred percent (100%) of his Base Salary (the “Target Bonus”) as in effect at the beginning of the applicable calendar year, with the actual amount earned to be subject to the achievement of performance goals determined by the Compensation Committee. The amount, terms and conditions of any annual bonus will be determined by the Compensation Committee in its discretion and will subject to, and payable in accordance with, the terms and conditions of the Company’s applicable bonus plan in effect from time to time.

(b) Except as otherwise required by applicable law or as expressly provided herein, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date that Annual Bonuses are paid.

4.3 Equity Awards. The Executive will be eligible to be considered for the grant of stock options and/or other equity-based awards commensurate with the Executive’s position and responsibilities. The amount, terms and conditions of any stock option or other equity-based award will be determined by the Compensation Committee in its discretion and set forth in the applicable equity plan and other documents governing the award. The Executive’s currently outstanding stock options will continue in effect in accordance with the respective terms.

4.4 Employee Benefits. During the Employment Term, the Executive shall continue to be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis that is no less favorable than that provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

Execution Version

4.5 Vacation. During the Employment Term, the Executive will continue to be entitled to paid vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the Company; provided, however, the Executive will be entitled to at least twenty (20) paid vacation days per calendar year (prorated for partial years).

4.6 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company, will be subject to such deductions and clawback as may be required to be made pursuant to applicable law, government regulation, stock exchange listing requirement, or any clawback or recoupment policy adopted by the Company.

5. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, the Executive shall be required to give the Company at least thirty (30) days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 For Cause or Without Good Reason.

(a) The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused vacation, which shall be paid in accordance with the Company’s customary payroll procedures, or as otherwise required by applicable law;

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii) such employee benefits (including equity compensation), if any, as to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date (as defined in Section 5.6); provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness), which, if capable of cure, is not cured to the reasonable satisfaction of the Board within fifteen (15) days after the Board’s notice to the Executive of such failure to perform;

Execution Version

(ii) the Executive’s willful failure to comply with any duly authorized and legal directive of the Board, which, if capable of cure, is not cured to the reasonable satisfaction of the Board within fifteen (15) days after the Board’s notice to the Executive of such failure to comply;

(iii) the Executive’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv) the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Executive’s material breach of any material obligation under this Agreement, the Proprietary Information Agreement (as defined below), or any other written agreement between the Executive and the Company.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “wilful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon specific authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i) a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii) a material reduction in the Executive’s Target Bonus opportunity;

(iii) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(iv) a material, adverse change in the Executive’s title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); or

(v) a change in the reporting structure applicable to the Executive that results in the Executive no longer reporting to the Board (or, following a Change in Control, a change in the reporting structure applicable to the Executive that results in the Executive not reporting to the board of directors of the ultimate parent of the Company or any successor thereto).

Execution Version

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason, and his intent to resign, within ninety (90) days of the initial existence of such grounds. The Executive’s resignation will become effective on the thirtieth (30th) day following such notice, unless the Company has cured such circumstances prior to the thirtieth (30th) day. If the Executive does not terminate his employment for Good Reason within one hundred and twenty (120) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.2 Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts, and subject to the Executive’s compliance with Section 6, Section 7 and Section 8 of this Agreement and his execution (and non-revocation) of a general release of claims in favor of the Company, its affiliates and their respective officers and directors and the other persons specified therein, in the form provided by the Company (the “Release”) and such Release becoming effective within forty-five (45) days following the Termination Date (such forty-five (45)-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:

(a) Continued Base Salary for twelve (12) months following the Termination Date, payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence within thirty (30) days following the Termination Date;

(b) A pro-rata bonus for the calendar year in which the Termination Date occurs equal to the product of (i) the Target Bonus for the calendar year in which the Termination Date occurs multiplied by (ii) a fraction, the numerator of which is the number of full months that have elapsed from the beginning of the calendar year until the Termination Date and the denominator of which is twelve (12), payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence within thirty (30) days following the Termination Date;

(c) If the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for or pay to the Executive an amount equal to the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on a monthly basis. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) twelve (12) months following the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.

(d) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable award agreements.

Execution Version

5.3 Death or Disability.

(a) If the Executive dies or incurs a Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

For purposes of clarity, the payments described above shall not alter any benefits the Executive may be entitled to receive under any long-term disability insurance policy carried with respect to the Executive. Such benefits will be governed solely by the terms of the insurance policy. Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law, and all such payments shall be made within the short-term deferral period, as defined in Section 409A of the Code (as defined below) (“Section 409A”), for the calendar year of the Executive’s death or Disability.

(b) If the Executive dies or incurs a Disability, the treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable award agreements.

(c) The Company has the right to terminate the Executive’s employment on account of Disability.

(d) For purposes of this Agreement, Disability shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of twelve (12) months, provided that such disability also constitutes a “disability” within the meaning of Section 409A. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician appointed by the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Change in Control Termination.

(a) Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause, in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and such other amounts as may be due hereunder in connection with termination by the Executive for Good Reason or by the Company without Cause.

(b) If the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within twelve (12) months following a Change in Control, and in all events on the one-year anniversary of a Change in Control if no prior termination of employment has occurred, all of the Executive’s then-outstanding and unvested options to purchase Company common stock and other Company equity-based awards that were outstanding immediately prior to the Change in Control shall vest in full as of the Termination Date or the one-year anniversary of such Change in Control, as applicable (with any outstanding performance-based awards vesting at target).

Execution Version

(c) Notwithstanding any other provision of this Agreement, the Executive shall be entitled to the benefits described in Section 5.4(b) above if a Change in Control occurs within three (3) months after the termination of Executive’s employment by the Company without Cause or by the Executive for Good Reason, with such acceleration contemplated by Section 5.4(b) to occur as of immediately prior to such Change in Control.

(d) For purposes of this Agreement, “Change in Control” shall mean the first to occur of any of the following:

(i) an event in which any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (other than (A) the Company, (B) any subsidiary of the Company, (C) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (D) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) the consummation of the merger or consolidation of the Company with any other company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than fifty (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” “beneficially owns” (with the determination of such “beneficial ownership” on the same basis as set forth in clause (A) of this definition) securities of the Company or the surviving entity of such merger or consolidation representing fifty percent (50%) or more of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation; or

(iii) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, in any case where the occurrence of a Change in Control could affect the vesting of or payment under an award subject to the requirements of Section 409A, the term “Change in Control” shall mean an occurrence that both (i) satisfies the requirements set forth in this definition and (ii) is a “change in control event” as that term is defined in the regulations under Section 409A.

5.5 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 23. The Notice of Termination shall specify:

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(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) The applicable Termination Date.

5.6 Termination Date. The Executive’s Termination Date shall be:

(a) If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b) If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date on which the Company determines that the Executive has a Disability;

(c) If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive, or as otherwise provided in the Notice of Termination;

(d) If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination;

(e) If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered. The Company may waive all or any part of such period by giving written notice to the Executive that his services are not required during the period and providing the Executive with an amount equal to thirty (30)-days’ of his Base Salary. In such event, for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.7 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall resign, effective on the Termination Date, from all positions that the Executive holds as an officer or member of the Board (and any committee thereof) of the Company or any of its affiliates.

5.8 Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a change in control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise (the “Benefit Arrangements”)) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue

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Code of 1986, as amended (the “Code”) and would, but for this Section 5.8, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A of the Code until no amount payable to the Executive will be subject to the Excise Tax, unless the Executive would receive a greater after-tax amount by receiving all such 280G Payments without reduction pursuant to the foregoing provisions of this sentence. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis. If a change in control occurs while the Company does not have stock that is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulation thereunder), upon the Executive’s request, the Company will use its commercially reasonable efforts to seek and obtain stockholder approval with respect to any 280G Payments so that the Excise Tax would not apply thereto.

(b) All calculations and determinations under this Section 5.8 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.8, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.8. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6. Proprietary Information Agreement. By signing this Agreement, the Executive understands and acknowledges that the Executive will continue to be subject to the terms and conditions of the Proprietary Rights Agreement entered into by and between the Executive and the Company dated July 30, 2012 (the “Proprietary Information Agreement”), and any breach of the Proprietary Information Agreement by the Executive shall be concurrently deemed to be a breach of this Agreement as if the terms of the Proprietary Information Agreement were set forth herein.

7. Restrictive Covenants.

7.1 Non-Competition. Because of the Company’s legitimate business interests as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for a twelve (12)-month period beginning on the last day of the Executive’s employment with the Company (the “Non-Competition Period”), for any reason or no reason and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity within the United States.

For purposes of this Section 7, “Prohibited Activity” is activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of researching, developing or commercializing any products or services relating to medical devices

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that aid in human respiration, including medical devices that provide or facilitate drug delivery through the respiratory system and medical devices that monitor the respiratory system. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

Nothing herein shall prohibit the Executive from purchasing or owning less than two percent (2%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation. This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Chairman of the Board.

7.2 Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, recruit, attempt to recruit, or induce the termination of employment of any employee of the Company during a twelve (12)-month period beginning on the last day of the Executive’s employment with the Company (the “Non-Solicitation Period”).

8. Non-Disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, directors or its or their respective affiliates. This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Chairman of the Board. For the avoidance of doubt, nothing contained in this Agreement or any other agreement containing confidentiality provisions or other restrictive covenants in favor of the Company or its affiliates shall be construed to limit, restrict, or in any other way affect the Executive communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

9. Acknowledgement. The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information (as defined in the Proprietary Information Agreement) and places him in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual and leadership services he provides to the Company are unique, special or extraordinary, in part because of his background and experience. The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure thereof by the Executive is likely to result in unfair or unlawful competitive activity. The Executive further acknowledges that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment, and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

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The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 6, Section 7 and Section 8 of this Agreement and his entry into the Proprietary Information Agreement; that he has no expectation of any additional compensation, royalties or other payments of any kind not otherwise referenced herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 6, Section 7 and Section 8 of this Agreement or the Company’s enforcement thereof.

10. Compliance. The Executive covenants and agrees to continue to abide by all of the policies (including any personnel policies or practices of the Company and any ethics policies of the Company), procedures, rules and regulations adopted by the Company from time to time, including any policies, procedures, rules and regulations that may be included in any Employee Handbook or similar document of the Company. Notwithstanding the foregoing, to the extent that any of the Company’s policies, procedures, rules or regulations conflict with the terms of this Agreement, the specific terms of this Agreement shall control. The Executive acknowledges and understands that the Company is committed to complying in all respects with applicable law and regulation and to engaging in its business and other activities with the highest ethical standards. Accordingly, the Executive covenants and agrees to comply in all respects with applicable law and regulation in carrying out his duties and responsibilities under this Agreement. In the event the Executive becomes aware of any violation of applicable law or regulation, or suspects any such violation of applicable law or regulation, by the Company or by any of its employees, consultants or advisors in connection with the business of the Company or any of its affiliates, the Executive covenants and agrees to advise the Board immediately so that the matter may be properly investigated and appropriate action taken.

11. Remedies. In the event of a breach or threatened breach by the Executive of Section 6, Section 7 or Section 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. The Executive further agrees that the Non-Competition Period or the Non-Solicitation Period, as applicable, shall be tolled, and shall not run, during the period of any breach by the Executive of the covenants contained in Section 7.

12. Arbitration. Except with respect to the Company’s rights under Section 11, any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS, and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

13. Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s

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name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”), without further consent from or royalty, payment or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liabilities of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company’s and its agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses.

14. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New Hampshire without regard to conflicts of law principles. Subject to Section 12, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of New Hampshire, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15. Entire Agreement. Unless specifically provided herein, this Agreement and the Proprietary Information Agreement contain all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including the Prior Agreement. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.

16. Modification and Waiver. Except as otherwise specifically provided herein, no provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Company, after approval by the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any other provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17. Severability. Should any provision of this Agreement be held by an arbitrator or a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from

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this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

18. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20. Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Any amount that the Executive is entitled to be reimbursed under this Agreement (a) will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (b) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

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21. Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, and during the twelve (12)-month period during which the restrictions of Sections 7.1 and 7.2 apply, the Executive agrees to notify any subsequent employer of the restrictive covenants section contained in this Agreement. In addition, the Executive authorizes the Company, during the twelve (12)-month period during which the restrictions of Sections 7.1 and 7.2 apply, to provide a copy of the restrictive covenants section of this Agreement to third parties, including but not limited to the Executive’s subsequent, anticipated or possible future employer.

22. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

23. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Vapotherm, Inc.

100 Domain Drive

Exeter, NH 03833

Attn: Chairman of the Board

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attn: Renata Ferrari

If to the Executive, to the address in the Company’s payroll records, unless the Executive provides written notice of a different address to be used.

24. Representations of the Executive. The Executive represents and warrants to the Company that:

24.1 The Executive’s continued employment with the Company and the continued performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

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24.2 The Executive’s continued employment with the Company and the continued performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

25. Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VAPOTHERM, INC.

By: /s/ John Landry

Name: John Landry

Title: Vice President and Chief

Financial Officer

EXECUTIVE

Signature: /s/ Joseph Army

Name: Joseph Army